As filed with the Securities and Exchange Commission on October 15, 1999
                                                           Registration No. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            -----------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            -----------------------

                         TEXAS INSTRUMENTS INCORPORATED
             (Exact name of Registrant as specified in its charter)


          Delaware                         3600                  75-0289970
  (State or jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                                      8505 Forest Lane
                                      P.O. Box 660199
                                 Dallas, Texas 75266-0199
                                      (972) 995-3773
                   (Address, including zip code, and telephone number,
             including area code, of Registrant's principal executive offices)

                                    Richard J. Agnich,
                   Senior Vice President, Secretary and General Counsel
                              Texas Instruments Incorporated
                                     8505 Forest Lane
                                     P.O. Box 660199
                                 Dallas, Texas 75266-0199
                                      (972) 995-3773
                (Name, address, including zip code, and telephone number,
                       including area code, of agent for service)

                                 -----------------------

                             Copies of all communications to:

                                  Bruce K. Dallas, Esq.
                                  Davis Polk & Wardwell
                                  450 Lexington Avenue
                                 New York, New York 10017
                                      (212) 450-4000

                                 -----------------------

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the Securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

                                            CALCULATION OF REGISTRATION FEE
=======================================================================================================================
                                                                       Proposed          Proposed
                                                                        Maximum          Maximum          Amount of
             Title of Each Class of                 Amount to Be    Aggregate Price     Aggregate      Registration Fee
           Securities Being Registered               Registered        Per Unit       Offering Price         (1)
-----------------------------------------------------------------------------------------------------------------------
7% senior notes due 2004.........................   $400,000,000         100%          $400,000,000        $111,200
=======================================================================================================================
(1)  Calculated pursuant to Rule 457(f) of the rules and regulations under the
     Securities Act of 1933.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
===============================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  Subject to Completion, dated October 15, 1999

Prospectus
o, 1999

                         TEXAS INSTRUMENTS INCORPORATED

                               Offer to Exchange
                     $400,000,000 7% senior notes due 2004
                                      for
                 $400,000,000 7% senior exchange notes due 2004

                            -----------------------

     We are offering to exchange up to $400,000,000 of our new 7% senior exchange notes due 2004 for up to $400,000,000 of our existing 7% senior notes due 2004. We are offering to issue the new notes to satisfy our obligations contained in the registration rights agreement entered into when the old notes were sold in transactions permitted by Rule 144A and Regulation S under the Securities Act.

     The terms of the new notes are identical in all material respects to the terms of the old notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the old notes do not apply to the new notes.

     To exchange your old notes for new notes:

     o You must complete and send the letter of transmittal that accompanies this prospectus to the exchange agent by 5:00 p.m., New York time, on o, 1999.

     o If your old notes are held in book-entry form at The Depository Trust Company, you must instruct DTC, through your signed letter of transmittal, that you wish to exchange your old notes for new notes. When the exchange offer closes, your DTC account will be changed to reflect your exchange of old notes for new notes.

     o You should read the section called "The Exchange Offer" for additional information on how to exchange your old notes for new notes.

                            -----------------------


The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and we file reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information can be inspected and copied at public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following Regional Offices of the SEC: Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and New York Regional Office, 7 World Trade Center, New York, New York 10048. Such material can also be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov and inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     We may "incorporate by reference" into this prospectus certain of the information we file with the SEC. This means that we can disclose important financial and other information to you by referring you to the publicly filed documents containing this information. All information incorporated by reference is part of this prospectus, unless that information is superseded by the information contained in this prospectus. Information we file later with the SEC that is incorporated by reference will automatically update and supersede any previous information that is part of this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the Notes we offer with this prospectus:

     o Our Annual Report on Form 10-K, as amended by Form 10-K/A, for the fiscal year ended December 31, 1998;

     o Our Quarterly Report on Form 10-Q, as amended by Form 10-Q/A, and our Quarterly Report on Form 10-Q, for the quarters ending March 31, 1999 and June 30, 1999, respectively;

     o    Our Proxy Statement for our 1999 annual meeting of stockholders; and

     o    Our Current Report on Form 8-K dated May 23, 1999.

     We will provide without charge to each person to whom this prospectus is delivered, upon request of such person, a copy of any or all documents that are incorporated into this prospectus by reference, other than exhibits to such documents. You should direct such request to:

          Texas Instruments Incorporated
          8505 Forest Lane
          P.O. Box 660199
          Dallas, Texas 75266-0199
          (972) 995-3773

                           FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated in this prospectus by reference contain "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as TI or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, such statements herein that describe the company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

     We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of the company or its management:

     o Market demand for semiconductors, particularly for digital signal processors and analog chips in key markets, such as telecommunications and computers;

     o TI's ability to develop, manufacture and market innovative products in a rapidly changing technological environment;

     o TI's ability to compete in products and prices in an intensely competitive industry;

     o TI's ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;

     o Timely completion by customers and suppliers of their Year 2000 programs, accurate assessment of TI's Year 2000 readiness and of risks associated with its current and past products, and effective implementation of contingency plans and corrective actions;

     o    Timely completion of announced acquisitions;

     o Global economic, social and political conditions in the countries in which TI and its customers and suppliers operate, including fluctuations in foreign currency exchange rates;

     o    Losses or curtailments of purchases from key customers;

     o    TI's ability to recruit and retain skilled personnel;

     o    Availability of raw materials and critical manufacturing equipment;
          and

     o Realization of savings from announced worldwide corporate restructuring efforts and consolidation of manufacturing operations.

     For a more detailed discussion of these factors, see the text under the heading "Cautionary Statements Regarding Future Operations" in Item 1 of our annual report on Form 10-K for 1998. The forward-looking statements included in this prospectus are made only as of the date of this prospectus and we undertake no obligation to publicly update the forward-looking statements to reflect subsequent events or circumstances.

                               PROSPECTUS SUMMARY

     The following summary contains basic information about this offering. It may not contain all the information that is important to you in making your investment decision. Therefore, you should read the entire document carefully before deciding to invest in the notes. The "Description of Notes" section of this prospectus contains more detailed information regarding the terms and conditions of the notes. Unless the context indicates otherwise, the words "company," "we," "our," "ours," "us" and "TI" refer to Texas Instruments Incorporated and its consolidated subsidiaries.

                                  The Company

     TI is a global semiconductor company and the world's leading designer and supplier of digital signal processors and analog integrated circuits, the engines driving the digitization of electronics. These two types of semiconductor products work together in digital electronic devices such as digital cellular phones. Analog technology converts analog signals like sound, light, temperature and pressure into the digital language of zeros and ones, which can then be processed in real-time by a digital signal processor. Analog integrated circuits also translate digital signals back to analog. Digital signal processors and analog integrated circuits enable a wide range of new products and features for TI's more than 30,000 customers in commercial, industrial and consumer markets.

     TI also is a world leader in the design and manufacturing of other semiconductor products. Those products include standard logic, application-specific integrated circuits, reduced instruction-set computing microprocessors, and microcontrollers.

     The semiconductor business comprised 80% of TI's 1998 revenues when the divested memory business is excluded. TI's semiconductor products are used in a diverse range of electronic systems, including digital cell phones, computers, printers, hard disk drives, modems, networking equipment, digital cameras and video recorders, motor controls, autos, and home appliances. Products are sold primarily to original-equipment manufacturers and through distributors. TI's semiconductor patent portfolio has been established as an ongoing contributor to semiconductor revenues. Revenues generated from sales to TI's top three semiconductor customers accounted for approximately 24% of total semiconductor revenues in 1998.

     In addition to semiconductors, TI has two other principal segments. The largest, representing 12% of TI's 1998 revenues when the memory business is excluded, is Materials & Controls (M&C). This business sells electrical and electronic controls, electronic connectors, sensors, radio-frequency identification systems and clad metals into commercial and industrial markets. Revenues generated from sales to TI's top three M&C customers accounted for approximately 15% of total M&C revenues in 1998.

     Educational & Productivity Solutions (E&PS) represents 6% of TI's 1998 revenues when the memory business is excluded, and is a leading supplier of educational and graphing calculators. Revenues generated from sales to TI's top three E&PS customers accounted for approximately 26% of total E&PS revenues in 1998.

     In addition, TI continues to invest in digital imaging, an emerging business that produces micro-mirror-based devices that enable brightness and clarity in large-screen video displays.

                      Summary Consolidated Financial Data

     The following summary consolidated financial data is derived from our audited consolidated financial statements, except for the financial data for the six months ended June 30 that is derived from our unaudited consolidated financial statements. You should read the financial data presented below in conjunction with the consolidated financial statements, accompanying notes and management's discussion and analysis of results of operations and financial condition of TI, which are incorporated by reference into this prospectus.

                                             (In Millions of Dollars, Except Ratios)             As of or For the
                                                       As of or For the                             Six Months
                                                    Year Ended December 31                         Ended June 30
                                      -----------------------------------------------------    ---------------------
                                        1994      1995       1996        1997       1998         1998       1999(1)
                                      --------  ---------  --------    ---------  ---------    ---------  ----------
Operating Data:
Net revenues..........................$  8,608  $  11,409  $  9,940    $   9,750  $   8,460    $   4,353  $   4,385
Operating costs and expenses..........   7,682      9,970     9,966        9,135      8,061        4,413      3,632
Profit (loss) from operations.........     926      1,439       (26)         615        399          (60)       753
Other income (expense) net............       6         79        76          192        293          193        143
Interest on loans.....................      45         48        73           94         75           37         37
Income (loss) from continuing
   operations before extraordinary
   item...............................$    592  $     996 $     (46)   $     302  $     407    $      96  $     859
Net income............................$    691  $   1,088 $      63    $   1,805  $     407    $      63  $     567

Balance Sheet Data:
Working capital.......................$  1,965  $   2,566 $   1,968    $   3,607  $   2,650    $   3,345  $    2,743
Property, plant and equipment (net)...   2,277      2,894     4,162        4,180      3,373        4,281       3,407
Total assets..........................   6,468      8,748     9,360       10,849     11,250       10,264      11,047
Long-term debt........................     808        804     1,697        1,286      1,027        1,230         960
Stockholders' equity..................   3,039      4,095     4,097        5,914      6,527        5,968       6,721

Other Data:
Depreciation..........................$    580  $     681 $     904    $   1,109  $   1,169    $     583  $      461
Capital expenditures..................   1,020      1,351     2,063        1,238      1,031          698         505
Ratio of earnings to fixed charges(2).    10.0       14.3        --(3)       5.5        6.0          2.5        15.6

---------
(1)  In the first quarter of 1999, the company announced a consolidation of semiconductor manufacturing operations in Japan to improve manufacturing efficiencies and reduce costs. The consolidation is expected to be completed by the end of the year 2000. The action resulted in a pretax charge of $14 million in the first quarter, of which $13 million was for severance for the elimination of 153 jobs in Hatogaya, Japan and $1 million for other related costs. At June 30, 1999, the pay-out of the severance cost obligation had not yet begun. Of the $14 million charge,
     $11 million was included in cost of revenues and $3 million in marketing, general and administrative expense.

(2) For the purpose of computing the ratio of earnings to fixed charges, "earnings" consist of income (loss) before provision for income taxes, interest expense, amortization of capitalized interest and that portion of rental and lease expense which is representative of interest; and "fixed charges" consist of interest incurred (expensed and capitalized) and that portion of rental and lease expense which is representative of interest.

(3) The ratio for 1996 is not meaningful because the coverage deficiency was $43 million.

                               The Exchange Offer

Exchange Notes.........................     $400,000,000 in principal amount of 7% senior exchange
                                            notes due 2004.

The Exchange Offer.....................     We are offering to issue the exchange notes in exchange for a like principal amount of outstanding 7% senior notes due
                                            2004, issued by TI on August 17, 1999. We are offering to
                                            issue the exchange notes to satisfy our obligations contained in the registration rights agreement entered into when the old notes were sold in transactions pursuant to Rule 144A
                                            and Regulation S under the Securities Act and therefore
                                            subject to transfer restrictions that will not apply to the exchange notes.

Maturity Date..........................     August 15, 2004.

Interest Payment Dates.................     February 15 and August 15, beginning on February 15,
                                            2000.

Ranking................................     The exchange notes are unsecured senior obligations of TI
                                            and will rank pari passu with all other unsecured senior
                                            indebtedness of TI.

Optional Redemption....................     We may redeem some or all of the exchange notes at any
                                            time at the redemption price described in the "Description of Exchange Notes" section under the heading "--Optional
                                            Redemption," plus accrued interest to the date of
                                            redemption.

Certain Covenants......................     The indenture governing the exchange notes will contain
                                            covenants that limit our ability and our subsidiaries' ability to:

                                            o    enter into certain sale and lease-back transactions;

                                            o    incur liens on our assets to secure debt;

                                            o    merge or consolidate with another company; and

                                            o    transfer or sell substantially all of our assets.

                                            For more details, see the section under the heading "Description of Exchange Notes" in this prospectus.

Use of Proceeds........................     We will not receive any proceeds from the issuance of the
                                            exchange notes.

Denomination of Exchange Notes.........     The exchange notes will be issued only in registered form
                                            without coupons, in denominations of $1,000 and multiples
                                            of $1,000, except that exchange notes in certificate form


                                           6




                                            will be in denominations of $250,000 and multiples of
                                            $1,000 in excess of $250,000.

Tenders, Expiration Date, Withdrawal...     The exchange offer will expire at 5:00 p.m. New York City
                                            time on o, 1999, unless it is extended. If you decide to
                                            exchange your old notes for exchange notes, you must
                                            acknowledge that you are not engaging in, and do not
                                            intend to engage in, a distribution of the exchange notes. If you decide to tender your old notes pursuant to the
                                            exchange offer, you may withdraw them at any time prior
                                            to o, 1999. If we decide for any reason not to accept any
                                            old notes for exchange, your old notes will be returned to you without expense promptly after the exchange offer
                                            expires.

Federal Income Tax Consequences........     Your exchange of old notes for exchange notes pursuant to
                                            the exchange offer will not result in any income, gain or
                                            loss to you for federal income tax purposes. See "Material
                                            United States Tax Consequences of the Exchange Offer."

Exchange Agent.........................     Citibank, N.A. is the exchange agent for the exchange offer.

Failure to Tender Your Old Notes.......     If you fail to tender your old notes in the exchange offer, you will not have any further rights under the registration rights agreement, including any right to require us to
                                            register your old notes or to pay your liquidated damages.

                         DESCRIPTION OF EXCHANGE NOTES

     The old notes were, and the exchange notes will be, issued under an indenture dated as of July 15, 1996 between us and Citibank, N.A., as trustee. The following summary of certain provisions of the indenture does not purport to be complete and is qualified in its entirety by reference to the indenture. The numerical references below are to provisions of the indenture. Whenever a defined term is indicated but not defined in this section, the relevant definition is contained in the indenture.

     In this section, "we", "our," "us" and "TI" mean Texas Instruments Incorporated excluding, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries.

     The terms of the exchange notes are identical in all material respects to the terms of the old notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the old notes do not apply to the exchange notes.

General

     The exchange notes

     o    will be limited to $400,000,000 aggregate principal amount;

     o    will mature on August 15, 2004; and

     o    will bear interest at a rate of 7% per annum.

     The exchange notes will bear interest from August 20, 1999, payable on February 15, and August 15, of each year, commencing February 15, 2000, to the persons in whose names the exchange notes are registered at the close of business on the preceding February 1, and August 1. Unless other arrangements are made, interest payments will be paid by checks mailed to record holders at their registered addresses. All payments of principal and interest will be payable in U.S. dollars.

     The exchange notes will be unsecured and will rank on a parity with any of our other unsecured and unsubordinated obligations. Thus, we will not issue any unsecured indebtedness that is senior to the exchange notes. As of June 30, 1999, we had no long-term indebtedness outstanding that was secured by any of our assets. If, however, we issue indebtedness secured by any of our assets, such secured indebtedness generally will be senior, with respect to such assets, to the exchange notes offered hereby. The indenture does not contain any covenants or provisions that may afford holders of the exchange notes protection in the event of a highly leveraged transaction.

     The exchange notes are redeemable prior to maturity as set forth below under "--Optional Redemption." The exchange notes are not subject to any sinking funds provisions.

     The indenture does not limit the amount of debentures, notes or other evidence of indebtedness that may be issued under the indenture. In this section, we refer to securities issued under the indenture as "debt securities".

     The exchange notes will be issued only in registered form without coupons, in denominations of $1,000 and multiples of $1,000, except that exchange notes in certificate form will be in denominations of $250,000 and multiples of $1,000 in excess of $250,000. We will not impose any service charge for any registration of transfer or any exchange of the old notes, but we may require payment of a sum sufficient to cover any related transfer tax or similar governmental charge.

Optional Redemption

     At our option, we may redeem the exchange notes, in whole or in part, at any time, at a redemption price equal to the greater of:

     o    100% of the principal amount of the exchange notes then outstanding;
          or

     o the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate, plus 15 basis points;

     plus, in either of the above cases, accrued and unpaid interest thereon to the date of redemption.

     "Adjusted treasury rate" means, with respect to any redemption date:

     o the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the remaining term of the exchange notes, yields for the two published maturities most closely corresponding to the comparable treasury issue shall be determined and the adjusted treasury rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

     o if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue, expressed as a percentage of its principal amount, equal to the comparable treasury price for the relevant redemption date.

The adjusted treasury rate shall be calculated on the third business day preceding the redemption date.

     "Comparable treasury issue" means the United States treasury security selected by an independent investment banker as having a maturity comparable to the remaining term of the exchange notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the exchange notes.

     "Comparable treasury price" means (1) the average of four reference treasury dealer quotations for such redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (2) if the independent investment banker obtains fewer than four reference treasury dealer quotations, the average of all such quotations.

     "Independent investment banker" means one of the reference treasury dealers appointed by the trustee after consultation with us.

     "Reference treasury dealer" means:

     o each of Morgan Stanley & Co. Incorporated, Salomon Smith Barney Inc., ABN AMRO Incorporated, Banc of America Securities LLC and their respective successors; provided, however, that if any of them cease to be a primary U.S. Government securities dealer in New York City, we will substitute another primary treasury dealer, and

     o    any other primary treasury dealer selected by us.

     "Reference treasury dealer quotations" means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the independent investment banker, of the bid and asked prices for the comparable treasury issue, expressed in each case as a percentage of its principal amount, quoted in writing to the independent investment banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

     We will mail a notice of redemption at least 30 days but not more than 60 days before the redemption date to each holder of exchange notes to be redeemed. If we elect to partially redeem the exchange notes, the trustee will select in a fair and appropriate manner the exchange notes to be redeemed. (Section 12.2).

     Once we have given notice of redemption for any exchange notes, those exchange notes will become due and payable on the date and at the place stated in such notice at the applicable redemption price, together with interest accrued to the date fixed for redemption. On and after the date fixed for redemption, those exchange notes will, with limited exceptions, cease to accrue interest. (Section 12.4).

Certain Covenants of TI

     The following covenants apply to the exchange notes:

     Certain Definitions. The term "attributable debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the interest rate implicit in the lease or, if it is not practicable to determine such rate, then at the incremental borrowing rate of TI determined in accordance with generally accepted accounting principles) of the obligation of the lessee for net rental payments during the remaining term of any lease.
(Section 3.7).

     The term "consolidated net tangible assets" means, at any date, the total assets appearing on the audited annual consolidated balance sheet of TI and its subsidiaries for TI's most recently completed fiscal year, prepared in accordance with generally accepted accounting principles, less (a) all current liabilities as shown on such balance sheet, and (b) intangible assets. (Section 1.1).

     The term "funded debt" means all debt whether incurred, assumed or guaranteed, including purchase money indebtedness, maturing by its terms more than one year from the date of creation thereof or which is renewable or extendable at the sole option of the obligor in such manner that it may become payable more than one year from the date of creation thereof. (Section 1.1).

     The term "principal manufacturing property" means each manufacturing or processing plant or facility of TI or a subsidiary located in the United States of America (other than its territories and possessions) or Puerto Rico, except any such manufacturing or processing plant or facility which the board of directors by resolution reasonably determines not to be of material importance to the total business conducted by TI and its consolidated subsidiaries. (Section 1.1).

     The term "restricted subsidiary" means:

     (a) any subsidiary of TI which owns or is the lessee of any principal manufacturing property; provided, however, that the term "restricted subsidiary" shall not include (1) any subsidiary primarily engaged in financing the operations of TI or its subsidiaries or both or (2) any subsidiary acquired or organized for the purpose of business acquisitions, or

     (b) any other subsidiary which is hereafter designated by the board of directors as a restricted subsidiary. (Section 1.1).

     Restrictions on Liens. TI will not nor will it permit any restricted subsidiary to issue or assume any debt for money borrowed (which, including guarantees of debt for borrowed money, we refer to as "debt"), if the debt is secured by a mortgage, pledge, lien or other encumbrance (which we refer to as a "mortgage") upon any principal manufacturing property or on any shares of stock or debt of any restricted subsidiary (whether such principal manufacturing property, shares of stock or debt is now owned or subsequently acquired) without in any such case effectively providing that the exchange notes shall be secured equally and ratably with the debt. The foregoing restrictions shall not apply to:

     (a) mortgages on property existing at the time of or within 120 days after acquisition of the property and certain purchase money mortgages;

     (b) mortgages on property of a corporation existing at the time that corporation is merged into or consolidated with TI or a restricted subsidiary;

     (c) mortgages in favor of the United States or any political subdivision or any instrumentality thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to the mortgages;

     (d) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in clauses (a) through (c) above; and

     (e) mortgages securing the indebtedness of a restricted subsidiary to TI or to another restricted subsidiary. (Section 3.6).

     Restrictions on Sale and Leaseback Transactions. TI will not, and will not permit any restricted subsidiary to, enter into any lease longer than three years covering any principal manufacturing property that is sold to any other person in connection with such lease unless the proceeds from such sale or transfer shall be at least equal to the fair value of such property as determined by resolution by TI's board of directors and either:

     (a) TI or such restricted subsidiary would be entitled, pursuant to the "Restrictions on Liens" described above, to incur debt secured by a mortgage on the principal manufacturing property involved in an amount at least equal to the attributable debt in respect of the principal manufacturing property without equally and ratably securing the exchange notes, provided, that such attributable debt shall thereupon be deemed to be Debt subject to the provisions of such restrictions on liens, or

     (b) within a period commencing twelve months prior to the consummation of the sale and leaseback transaction and ending twelve months after consummation of such transaction, TI or such restricted subsidiary has expended or will expend for principal manufacturing property an amount equal to

          (1) the proceeds of such sale and leaseback transaction and TI elects to designate such amount as a credit against such transaction, or

          (2) a part of the proceeds of such sale and leaseback transaction and TI elects to designate such amount as a credit against such transaction and treats an amount equal to the remainder of the proceeds as provided in clause (3) below, or

          (3) such attributable debt (less any amount elected under clause (2) above) (A) is applied within 120 days after the transaction to the retirement of funded debt or (B) is considered attributable debt for purposes of the calculation of exempted debt and, after giving effect to the exempted debt, the exempted debt does not exceed 5% of consolidated net tangible assets. (Section 3.7).

     Exempted Debt. Notwithstanding the restrictions on mortgages and sale and leaseback transactions described above, TI and its restricted subsidiaries may, in addition to amounts permitted under such restrictions, create debt secured by mortgages, or enter into sale and leaseback transactions, which would otherwise be subject to the foregoing restrictions, without equally and ratably securing the exchange notes and without any obligation to make expenditures for principal manufacturing property or to retire any debt, provided, that after giving effect thereto, the aggregate additional outstanding amount of such debt secured by mortgages plus attributable debt resulting from such sale and leaseback transactions does not exceed 5% of consolidated net tangible assets. (Sections 3.6 and 3.7).

Events of Default

     An event of default will occur under the indenture with respect to the exchange notes if:

     (a) TI shall fail to pay when due any installment of interest on the exchange notes and such default shall continue for 30 days;

     (b) TI shall fail to pay when due all or any part of the principal of (and premium, if any, on) the exchange notes (whether at maturity, upon redemption, upon acceleration or otherwise);

     (c) TI shall fail to perform or observe any other term, covenant or agreement contained in the indenture (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than the exchange notes) for a period of 90 days after written notice thereof, as provided in the indenture;

     (d) certain events of bankruptcy, insolvency or reorganization shall have occurred;

     (e) TI shall fail to convert any of the debt securities in accordance with the indenture and such default shall continue for 45 days; or

     (f) TI has not complied with any other covenant the noncompliance with which would specifically constitute an event of default with respect to the exchange notes. (Section 5.1).

     The indenture provides that,

     (a) if an event of default due to the default in payment of principal of, or interest on, any series of debt securities, or due to the default in performance or breach of any other covenant or warranty of TI applicable to the debt securities of such series but not applicable to all outstanding debt securities, or due to the default in the conversion of any series of debt securities, shall have occurred and be continuing, either the trustee or the holders of 25% in principal amount of the debt securities of such series then outstanding may declare the principal of all the exchange notes and interest accrued thereon to be due and payable immediately, and

     (b) if an event of default due to a default in the performance of any other of the covenants or agreements in the indenture applicable to all outstanding debt securities, or due to certain events of bankruptcy, insolvency and reorganization of TI, shall have occurred and be continuing, either the trustee or the holders of 25% in principal amount of all debt securities then outstanding (treated as one class) may declare the principal of all debt securities and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of (or premium, if any) or interest on the debt securities or in the conversion of any debt security in accordance with the indenture) by the holders of a majority in principal amount of the debt securities of any series (or of all series, as the case may be) then outstanding. (Sections 5.1 and 5.10).

     The holders of a majority in principal amount of the outstanding exchange notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee; provided that such direction shall not be in conflict with any rule of law or the indenture. (Section 5.9).

Before proceeding to exercise any right or power under the indenture at the direction of such holders, the trustee shall be entitled to receive from such holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with any such direction. (Section 5.6).

     TI will be required to furnish to the trustee annually a certificate of certain officers of TI to the effect that, to the best of their knowledge, TI is not in default in the performance or fulfillment of, or compliance with, the terms of the indenture or, if they have knowledge that TI is in default, specifying such default. (Section 3.5).

     The indenture requires the trustee to give to all holders of outstanding exchange notes notice of any default by TI with respect to the exchange notes, unless such default shall have been cured or waived; however, except in the case of a default in the payment of principal of (and premium, if any) or interest on any outstanding exchange notes, the trustee is entitled to withhold such notice in the event that the board of directors, the executive committee or a trust committee of directors or certain officers of the trustee in good faith determine that withholding such notice is in the interest of the holders of the outstanding exchange notes. (Section 5.11).

Defeasance and Discharge

     The indenture provides that TI will be discharged from its obligations in respect of the indenture and the outstanding exchange notes (including its obligation to comply with the provisions referred to under "-- Certain Covenants of TI," if applicable, but excluding certain other obligations, such as the obligation to pay principal of, premium, if any, and interest, if any, on the exchange notes then outstanding, obligations of TI in the event of acceleration following default referred to in clause (a) above under "-- Events of Default" and obligations to register the transfer of, convert or exchange such outstanding exchange notes and to replace stolen, lost or mutilated certificates), upon the irrevocable deposit, in trust, of cash or U.S. Government Obligations (as defined) that through the payment of interest and principal thereof in accordance with their terms will provide cash in an amount sufficient to pay any installment of principal of (and premium, if any) and interest on such exchange notes on the stated maturity of such payments in accordance with the terms of the indenture and such outstanding exchange notes, provided that TI has received an opinion of counsel to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders of the outstanding exchange notes and that certain other conditions are met. (Section 10.1).

Modification of the Indenture

     The indenture provides that TI and the trustee may enter into supplemental indentures without the consent of the holders of the exchange notes to:

     (a)  secure any debt securities;

     (b) evidence the assumption by a successor corporation of the obligations of TI;

     (c) add covenants for the protection of the holders of any debt securities;

     (d)  cure any ambiguity or correct any inconsistency in the indenture;

     (e)  establish the form or terms of the debt securities of any series; and

     (f) evidence the acceptance of appointment by a successor trustee. (Section 8.1).

     The indenture also contains provisions permitting TI and the trustee, with the consent of the holders of not less than a majority in principal amount of debt securities of each series then outstanding and affected, to add any provisions to, or change in any manner or eliminate any of the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities so affected, provided that TI and the trustee may not, without the consent of the holder of each outstanding debt security affected thereby,

     o    extend the stated maturity of the principal of any debt security;

     o    reduce the principal amount thereof;

     o    reduce the rate or extend the time of payment of interest thereon;

     o    reduce any amount payable on redemption thereof;

     o impair the right to institute suit for the enforcement of any such payment when due or of any conversion right thereof, or affect any right to convert any debt security;

     o change the currency in which the principal thereof or interest thereon is payable; or

     o reduce the aforesaid percentage in principal amount of the debt security the consent of the holders of which is required for any such modification. (Section 8.2).

Consolidation, Merger, Conveyance or Transfer

     TI may, without the consent of the trustee or the holders of the exchange notes, consolidate or merge with, or convey, transfer or lease its properties and assets substantially as an entirety to, any other corporation, provided that any successor corporation is a corporation organized under the laws of the United States of America or any state thereof or it agrees to indemnify and hold harmless the holders of the exchange notes against certain taxes and expenses and that such successor corporation expressly assumes all obligations of TI under the exchange notes and that certain other conditions are met, and, thereafter, except in the case of a lease, TI shall be relieved of all obligations thereunder. (Article Nine).

Applicable Law

     The exchange notes and the indenture will be governed by and construed in accordance with the laws of the State of New York. (Section 11.8).

Book-Entry, Delivery and Form

     The certificates representing the exchange notes will be issued in fully registered form, without coupons. Except as described below, the exchange notes will be deposited with, or on behalf of, the Depository Trust Company, New York, New York, and registered in the name of DTC's nominee, in the form of a global note.

     We expect that pursuant to procedures established by DTC:

     o upon deposit of the global note, DTC or its custodian will credit on its internal system interests in the global notes to the accounts of persons who have accounts with DTC ("participants"); and

     o ownership of the global note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the global note will be limited to participants or persons who hold interests through participants.

     The descriptions of the operations and procedures of DTC, Euroclear and Cedelbank set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. We do not take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

     DTC has advised us that it is:

     o a limited-purpose trust company organized under the laws of the State of New York;

     o    a "banking organization" within the meaning of the New York Banking
          Law;

     o    a member of the Federal Reserve System;

     o a "clearing corporation" within the meaning of the New York Uniform Commercial Code, as amended; and

     o a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

     DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "indirect participants") that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

     We expect that pursuant to procedures established by DTC (i) upon deposit of each global note, DTC will credit, on its book-entry registration and transfer system, the designated accounts of participants with an interest in the global note and (ii) ownership of beneficial interests in the exchange notes will be shown on, and the transfer of ownership interests thereof will be shown on, and effected only through, records maintained by DTC (with respect to the interests of participants) and the participants and indirect participants (with respect to the interests of persons other than participants).

     The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer beneficial interests in the exchange notes represented by a global note to such persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having a beneficial interest in the exchange notes represented by a global note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of physical definitive security in respect of such interest.

     So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by the global note for all purposes of such exchange notes and under the indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have the exchange notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes, and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee thereunder. Accordingly, each holder owning a beneficial interest in a global note must rely on procedures of DTC and, if such holder is not a participant or an indirect participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights of a holder of exchange notes under the indenture or such global note. We understand that under existing industry practice, in the event that we request any action of holders of exchange notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of such global note, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize holders owning through such participants to take such action or would otherwise act upon the instruction of such holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of exchange notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such exchange notes.

     Payments with respect to principal of and premium, if any, and interest on, any exchange notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing such exchange notes under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the exchange notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a global note (including principal, premium, if any, and interest). Payments by the participants and the indirect participants to the owners of beneficial interest in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

     DTC management is aware that some computer applications, systems, and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

     However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to:
(i) impress upon them the importance of such services being year 2000 compliant; and (ii) determine the extent of their efforts for year 2000 remediation (and as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

     According to DTC, the foregoing information with respect to DTC has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

     Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Cedelbank will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the exchange notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear and Cedelbank participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear and Cedelbank, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Cedelbank, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Cedelbank, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedelbank participants may not deliver instructions directly to the depositaries for Euroclear or Cedelbank.

     Because of time zone differences, the securities account of a Euroclear or Cedelbank participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedelbank participant, during the securities settlement processing day (which must be a business day for Euroclear or Cedelbank) immediately following the settlement date of DTC. Cash received in Euroclear or Cedelbank as a result of sales of interests in a global note by or through a Euroclear or Cedelbank participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedelbank cash account only as of the business day for Euroclear or Cedelbank following DTC's settlement date.

     Although DTC, Euroclear and Cedelbank have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Cedelbank, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Cedelbank or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Certificated Notes

     If DTC is at any time unwilling or unable to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue exchange notes in definitive form in exchange for such global note. In addition, we may at any time and in our sole discretion determine not to have any of the exchange notes represented by one or more global notes and, in such event, will issue certificated notes in exchange for all of the global note or global notes representing such exchange notes. Upon any such issuance, the trustee is required to register such certificated notes in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

     Neither we nor the trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related exchange notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the exchange notes to be issued).

                               THE EXCHANGE OFFER

     Pursuant to a registration rights agreement between TI and the initial purchasers, we agreed to use our reasonable best efforts to cause to become effective a registration statement with respect to an issue of notes identical in all material respects to the old notes and, upon becoming effective, to offer the holders of the old notes the opportunity to exchange their old notes for the exchange notes. Under existing SEC interpretations set forth in several no-action letters to third parties, the exchange notes are, in general, freely transferable (other than by holders who are broker-dealers or by an affiliate of TI) after the exchange offer without further registration under the Securities Act. In the event that due to a change in current interpretations by the SEC, we are not permitted to effect such exchange offer, it is contemplated that we will instead file a shelf registration statement covering resales by the holders of the old notes and will use our reasonable best efforts to cause such shelf registration statement to become effective and to keep such shelf registration statement effective for a maximum of two years from the closing date, which is the date we delivered the old notes to the initial purchasers.

Terms of the Exchange Offer; Period for Tendering Old Notes

     Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will:

     o accept for exchange old notes, which are properly tendered on or prior to the expiration date and not withdrawn as permitted below; and

     o keep the exchange offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the old notes.

     The term "expiration date" means 5:00 p.m., New York City time, on o , 1999; provided, however, that if we, in our sole discretion, have extended the period of time for which the exchange offer is open, the term "expiration date" means the latest time and date to which the exchange offer is extended.

     As of the date of this prospectus, $400,000,000 in aggregate principal amount of the old notes were outstanding. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered. This prospectus, together with the letter of transmittal, is first being sent on or about the date set forth on the cover page to all holders of old notes at the addresses set forth in the security register with respect to old notes maintained by the trustee.

     We expressly reserve the right:

     o at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any old notes; and

     o to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under "Certain Conditions to the Exchange Offer."

     We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     Holders of old notes do not have appraisal or dissenters' rights in connection with the exchange offer. Old notes that are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the relevant rules and regulations of the SEC.

Procedures for Tendering Old Notes

     The tender to us of old notes by a holder as set forth below and the acceptance of the old notes by us will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, a holder who wishes to tender old notes for exchange pursuant to the exchange offer must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to Citibank, N.A., who is acting as our exchange agent, at the address set forth below under "exchange agent" on or prior to the expiration date. In addition:

     o certificates for such old notes must be received by the exchange agent along with the letter of transmittal;

     o a timely confirmation of a book-entry transfer of such old notes, if such procedure is available, into the exchange agent's account at DTC pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date; or

     o the holder must comply with the guaranteed delivery procedures described below.

     The method of delivery of old notes, letters of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, it is recommended that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or old notes should be sent to TI.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange pursuant thereto are tendered:

     o by a registered holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     o    for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by an eligible institution, which is a firm that is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. If old notes are registered in the name of a person other than the person signing the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the signature thereon guaranteed by an eligible institution.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right:

     o to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful; and

     o to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer).

     Unless waived, any defects or irregularities in connection with the tender of old notes for exchange must be cured within such reasonable period of time as we determine. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor will any of them incur any liability for failure to give such notification.

     If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, such old notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes.

     If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing and, unless waived by us, proper evidence satisfactory to us of its authority to so act must be submitted.

     By executing, or otherwise becoming bound by a letter of transmittal, each holder of the old notes (other than certain specified holders) will represent that:

     o    it is not our affiliate;

     o any exchange notes to be received by it were acquired in the ordinary course of business; and

     o it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes.

If the tendering holder is a broker-dealer that will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "--Resale of the Exchange Notes."

Acceptance of Old Notes for Exchange; Delivery of Exchange Notes

     Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the exchange notes promptly after acceptance of the old notes. See "Certain Conditions to the Exchange Offer" below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange if and when we have given oral or written notice thereof to the exchange agent.

     In all cases, issuance of exchange notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, a properly completed and duly executed letter of transmittal and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if certificates representing old notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old notes will be returned without expense to the tendering holder thereof (or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, such non-exchanged old notes will be credited to an account maintained with DTC) as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

     The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC's systems may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account in accordance with DTC's Automated Tender Offer Program, ATOP, procedures for transfer. However, the exchange for the old notes so tendered will only be made after timely confirmation of such book-entry transfer of old notes into the exchange agent's account, and timely receipt by the exchange agent of an agent's message and any other documents required by the letter of transmittal. The term "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant tendering old notes that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

     Although delivery of old notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, must in any case be delivered to and received by the exchange agent at its address set forth under "--Exchange Agent" on or prior to the expiration date, or the guaranteed delivery procedure set forth below must be complied with.

     Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Exchange Agent.

Guaranteed Delivery Procedures

     If a registered holder of the old notes desires to tender such old notes and the old notes are not immediately available, or time will not permit such holder's old notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

     o    the tender is made through an eligible institution;

     o prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed letter of transmittal (or a facsimile letter of transmittal) and notice of guaranteed delivery, substantially in the form provided by us (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of old notes and the amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     o the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within five NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

     Tenders of old notes may be withdrawn at any time prior to the expiration date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth below under "Exchange Agent." Any such notice of withdrawal must specify:

     o    the name of the person having tendered the old notes to be withdrawn;

     o the old notes to be withdrawn (including the principal amount of such old notes); and

     o where certificates for old notes have been transmitted, the name in which such old notes are registered, if different from that of the withdrawing holder.

     If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us, and our determination will be final and binding on all parties.

     Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described above, such old notes will be credited to an account maintained with DTC for the old notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be re-entered by following one of the procedures described under "Procedures for Tendering Old Notes" above at any time on or prior to the expiration date.

Certain Conditions to the Exchange Offer

     Notwithstanding any other provisions of the exchange offer, we are not required to accept for exchange, or to issue exchange notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of such old notes for exchange or the exchange of the exchange notes for such old notes, such acceptance or issuance would violate applicable law or any interpretation of the SEC's staff.

     The condition in the paragraph immediately above is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such condition. Our failure at any time to exercise the foregoing rights is not to be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, we will not accept for exchange any old notes tendered, and no exchange notes will be issued in exchange for any such old notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

     Citibank, N.A. has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

                                   Deliver To:

                         Citibank, N.A., Exchange Agent

                               By Mail or By Hand:

                             Corporate Trust Window
                           111 Wall Street, 5th Floor
                               New York, NY 10043

                                  By Facsimile:
                                 (212) 657-4009

                              Confirm by Telephone:
                                 (212) 657-8476

     Delivery to an address other than as set forth above or transmission of instructions via facsimile other than as set forth above does not constitute a valid delivery.

Fees and Expenses

     The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any such officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated in the aggregate to be $350,000.

Transfer Taxes

     Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in the exchange offer to be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Resale of the Exchange Notes

     Under existing interpretations of the SEC's staff contained in several no-action letters to third parties, the exchange notes would be freely transferable after the exchange offer without further registration under the Securities Act. However, any purchaser of old notes who is an "affiliate" of ours or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

     o    will not be able to rely on the interpretation of the SEC's staff;

     o    will not be able to tender its old notes in the exchange offer; and

     o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the old notes unless such sale or transfer is made pursuant to an exemption from such requirements.

     By executing, or otherwise becoming bound by, the letter of transmittal each holder of the old notes (other than certain specified holders) will represent that:

     o    it is not our "affiliate";

     o any exchange notes to be received by it were acquired in the ordinary course of its business; and

     o it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes.

In addition, in connection with any resales of exchange notes, any participating broker-dealer who acquired the old notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes (other than a resale of an unsold allotment from the original sale of the old notes) with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of such exchange notes.

         MATERIAL UNITED STATES TAX CONSEQUENCES OF THE EXCHANGE OFFER

     The exchange of old notes for exchange notes pursuant to the exchange offer will not result in any United States federal income tax consequences to holders. When a holder exchanges an old note for an exchange note pursuant to the exchange offer, the holder will have the same adjusted basis and holding period in the exchange note as in the old note immediately before the exchange.

                              PLAN OF DISTRIBUTION

     Each participating broker-dealer in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale and participating broker-dealers shall be authorized to deliver this prospectus for a period not exceeding 90 days after the expiration date.

     We will not receive any proceeds from any sales of the exchange notes by participating broker-dealers. Exchange notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time, in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer. Any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any omissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests such documents in the letter of transmittal. See "The Exchange Offer."

                                 LEGAL MATTERS

     The validity of the notes offered hereby will be passed upon for us by Davis Polk & Wardwell, New York, New York.

                              INDEPENDENT AUDITORS

     The consolidated financial statements included in our Annual Report on Form 10-K/A for the year ended December 31, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report therein.

=========================================================
     You should rely only on the information
contained in this document or that we have
referred you to. We have not authorized anyone to
provide you with information that is different. We
are not making an offer of these securities in any
state where the offer is not permitted. You should
not assume that the information in this prospectus
or any prospectus supplement is accurate as of any
date other than the date on the front of those
documents.
                ----------------------

                  TABLE OF CONTENTS

                                                 Page
                                                 ----
Where You Can Find More Information.................2
Forward-Looking Statements..........................3
Prospectus Summary..................................4
Summary Consolidated Financial Data.................5
The Exchange Offer..................................6
Description of Exchange Notes.......................8
Material United States Tax Consequences of the
   Exchange Offer..................................24
Plan of Distribution...............................24
Legal Matters......................................25
Independent Auditors...............................25
=========================================================


=========================================================

                       $400,000,000


                    Texas Instruments
                       Incorporated


                          [LOGO]


                 7% senior exchange notes
                         due 2004

                        ----------
                        Prospectus
                        ----------


                         o, 1999

=========================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.  Indemnification of Directors and Officers.

     The General Corporation Law of the State of Delaware, at Section 145, provides, in pertinent part, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or complete action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as the director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. In addition, the indemnification of expenses, including attorneys' fees, is allowed in derivative actions, except no indemnification is allowed in respect to any claim, issue or matter as to which any such person has been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought decides that indemnification is proper. To the extent that any such person succeeds on the merits or otherwise, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection therewith. The determination that the person to be indemnified met the applicable standard of conduct, if not made by a court, is made by the directors of the corporation by a majority vote of the directors not party to such an action, suit or proceeding even though less than a quorum, by a committee of such directors designated by majority vote of such directors even though less than a quorum, or if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or by the stockholders. Expenses may be paid in advance upon the receipt, in the case of officers and directors, of undertakings to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the corporation as authorized in this section. A corporation may purchase indemnity insurance.

     The above described indemnification and advancement of expenses, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of such person's heirs, executors and administrators. Article VI, Section 2 of the Texas Instruments' By-laws provides that Texas Instruments shall indemnify its officers and directors for such expenses, judgments, fines and amounts paid in settlement to the full extent permitted by the laws of the State of Delaware.
Section 102(b)(7) of the General Corporation Law of the State of Delaware, as amended, permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Article Seventh of Texas Instruments' Restated Certificate of Incorporation contains such a provision.

     Under insurance policies of Texas Instruments, directors and officers of Texas Instruments may be indemnified against certain losses arising from certain claims, including claims under the Securities Act of 1933, which may be made against such persons by reason of their being such directors or officers.

Item 21.  Exhibits and Financial Statement Schedules

     (a) Exhibits (see index to exhibits at E-1).

Item 22.  Undertakings

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Dallas, Texas, on the 15th day of October, 1999.

                                         TEXAS INSTRUMENTS INCORPORATED


                                         By: /s/ WILLIAM A. AYLESWORTH
                                             -----------------------------------
                                             William A. Aylesworth
                                             Senior Vice President,
                                             Treasurer and
                                             Chief Financial Officer


     The registrant and each person whose signature appears below constitutes and appoints each of Thomas J. Engibous, Richard J. Agnich, William A. Aylesworth, and M. Samuel Self, or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and file (i) a registration statement, and any and all amendments, thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (ii) any and all amendments (including post-effective amendments) to this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.

         Signature                       Title                        Date
         ---------                       -----                        ----


---------------------------
       James R. Adams                   Director                October 15, 1999


    /s/ DAVID L. BOREN
---------------------------
       David L. Boren                   Director                October 15, 1999


   /s/ JAMES B. BUSEY IV
---------------------------
     James B. Busey IV                  Director                October 15, 1999


    /s/ DANIEL A. CARP
---------------------------
       Daniel A. Carp                   Director                October 15, 1999

         Signature                       Title                        Date
         ---------                       -----                        ----


  /s/ THOMAS J. ENGIBOUS
---------------------------  Chairman of the Board; President;
      Thomas J. Engibous     Chief Executive Officer; Director  October 15, 1999


/s/ GERALD W. FRONTERHOUSE
---------------------------
   Gerald W. Fronterhouse               Director                October 15, 1999


    /s/ DAVID R. GOODE
---------------------------
      David R. Goode                    Director                October 15, 1999


   /s/ WAYNE R. SANDERS
---------------------------
      Wayne R. Sanders                  Director                October 15, 1999


   /s/ RUTH J. SIMMONS
---------------------------
      Ruth J. Simmons                   Director                October 15, 1999


  /s/ CLAYTON K. YEUTTER
---------------------------
    Clayton K. Yeutter                  Director                October 15, 1999


 /s/ WILLIAM A. AYLESWORTH
--------------------------- Senior Vice President; Treasurer;
   William A. Aylesworth    Chief Financial Officer             October 15, 1999


    /s/ M. SAMUEL SELF
--------------------------- Senior Vice President; Controller;  October 15, 1999
      M. Samuel Self        Chief Accounting Officer

                                  EXHIBIT INDEX



Exhibit No.                               Document
-----------                               --------
   1.1 Registration Rights Agreement dated as of August 17, 1999 between Texas Instruments, Incorporated, Morgan Stanley & Co. Incorporated, Salomon Smith Barney Inc., ABN AMRO Incorporated and Banc of America Securities LLC, as initial purchasers

  *4.1 Indenture, dated as of July 15, 1996 between Texas Instruments Incorporated and the trustee

   5.1 Opinion of Davis Polk & Wardwell with respect to the exchange notes

  12.1         Computation of Ratio of Earnings to Fixed Charges

  23.1 Consent of Davis Polk & Wardwell (contained in their opinion filed as Exhibit 5.1)

  23.2         Consent of Ernst & Young LLP

  24.1 Power of Attorney (included on the signature page of this registration statement)

  25.1         Statement of Eligibility of Citibank, N.A. on Form T-1

  99.1         Form of Letter of Transmittal

  99.2         Form of Notice of Guaranteed Delivery

  99.3         Form of Letter to Clients

  99.4         Form of Letter to Nominees

  99.5 Form of Instructions to Registered Holder and/or Book-Entry Transfer participant from Owner

---------
* Incorporated by reference to the Exhibits filed with Texas Instruments' Registration Statement No. 333-03571 on Form S-3 filed on May 13, 1996.



                                      E-1